Kurv ETF Trust 485BPOS

Exhibit 99.(h)(5)

SCHEDULE A

TO THE

OPERATING EXPENSES LIMITATION AGREEMENT

DATED JUNE 14, 2024,

BETWEEN KURV ETF TRUST AND KURV INVESTMENT MANAGEMENT LLC

(THE “AGREEMENT”)

Fund	Operating Expense Limit	Effective Through Date
Kurv Technology Titans Select ETF	0.92% of the Fund’s average daily net assets	September 30, 2026

The parties hereto agree to the terms of this Appendix A to the Agreement effective as of September 29, 2025.

KURV ETF TRUST

By:	/s/ Howard Chan
Name: Howard Chan
Title: President, Principal Executive Officer, and Trustee

KURV INVESTMENT MANAGEMENT LLC

By:	/s/ Howard Chan
Name: Howard Chan
Title: President